UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 18, 2024
Transcat, Inc.
(Exact name of registrant as specified in its charter)
Ohio	000-03905	16-0874418
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
35 Vantage Point Drive, Rochester, New York	14624
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code	(585) 352-7777
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.50 par value	TRNS	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 18, 2024, Transcat, Inc. (the “Company”) entered into an agreement for severance upon change in control (the “Agreement”) with each of Lee D. Rudow, the Company’s Chief Executive Officer, Thomas L. Barbato, the Company’s Chief Financial Officer, and Theresa A. Conroy, the Company’s Senior Vice President, Human Resources.

The Agreement entitles the officer to certain payments and benefits if there is a Change in Control (as defined below), and the officer’s employment is terminated for any reason (other than voluntary resignation, death, total disability, normal retirement or termination for certain reasons) during the 24-month period after the agreement for or announcement of the proposed Change in Control. If there is a Change in Control, the officer will be entitled to their full salary, bonus (at greater of target or amounts accrued) and benefits (to the extent their continued participation is possible under the general terms and provisions of such plans and programs) for a certain period after the date of termination of their employment. For Mr. Rudow, Mr. Barbato, and Ms. Conroy, this period is 24 months, 12 months, and 6 months, respectively. In addition, all stock grants, option grants, stock appreciation rights or similar equity arrangements or long-term performance awards (to be settled in either equity or cash) will immediately vest (with performance awards vesting at the greater of the amounts accrued for such payments or target) and any option exercise periods will be extended for the term of the option.

Change in Control is defined in the Agreement to occur upon any of the following events:

(i)        the Company is merged or consolidated with another entity and as a result less than 50% of the outstanding voting securities of the surviving or resulting entity is then owned in the aggregate by the former shareholders of the Company;

(ii)        as a result, or in connection with, any tender offer or exchange offer, merger or other business combination, or sale or other disposition of assets, or any combination of these transactions, the individuals who constitute the board of directors of the Company before any such transaction does not constitute a majority of the board of directors of the surviving or resulting entity;

(iii)        a tender offer or exchange offer for the ownership of securities of the Company representing over 25% of the combined voting power of the Company’s then outstanding voting securities is made and consummated;

(iv)        any “person,” including a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, but excluding any employee stock ownership plan or similar employee benefit plan of the Company, is or becomes, directly or indirectly, the beneficial owner of securities of the Company representing over 25% of the combined voting power of the Company’s then outstanding voting securities; or

(v)        the Company transfers substantially all of its assets to another corporation that is not a wholly-owned subsidiary of the Company.

The Agreement does not affect any other payment the officer would otherwise be entitled to receive on the effective date of employment termination. The full text of the form of Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01        Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
#10.1	Form of Agreement for Severance Upon Change in Control
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
#	Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSCAT, INC.

Dated: December 23, 2024	By:	/s/ Thomas L. Barbato
	Name:	Thomas L. Barbato
	Title:	Chief Financial Officer and Treasurer